FORM OF CUSTODIAN AGREEMENT	EXHIBIT (j)(1)

WELLS FARGO BANK, N.A.

Custody Agreement Addendum to

Investment Management Agreement with

WELLS CAPITAL MANAGEMENT INCORPORATED

This Custody Agreement (“Agreement”) is entered into by and between              (“Client”) and Wells Fargo Bank, N.A. (“Bank”).

1. APPOINTMENT OF CUSTODIAN. Client appoints Bank as attorney in fact and agent to act for Client and in Client’s name. Bank will act as custodian of all assets under management by Wells Capital Management Incorporated (Adviser). Adviser is a wholly owned subsidiary and affiliate of Bank.

2. ACCOUNT. All securities in the Account will be held either by (a) Bank or its correspondent, or (b) a securities depository authorized by law to accept deposit of securities, or (c) a custodian selected by the Bank and acting as Bank’s agent. Securities may be registered in the name of (1) a nominee of Bank or a bank correspondent or (2) a nominee of a securities depository or custodian.

3. APPOINTMENT OF AGENT. Client has designated in writing that Adviser is an agent authorized to give instructions to Bank concerning the Account with respect to the sale, purchase, transfer, pledge, exchange or other disposition of securities, cash and other property held in the Account. Bank may follow Agent’s directions as if such directions were given by Client, and will be fully protected in doing so until it receives written notice to the contrary from Client.

4. STANDING INSTRUCTIONS AND AUTHORIZATIONS:

(a)	Exchanges: To exchange stock certificates where required, either when their par value is restated by an issuing corporation or by a merger or other corporate reorganization.

(b)	Sale of Fractional Shares: To sell all fractional shares of stock received as a result of stock dividends or other corporate action.

(c)	Signing and Delivery of Documents: Bank will deliver any instrument or document necessary to register securities or to complete sales or deliveries of the securities and if necessary, sign client’s name and guarantee it as Client’s signature. Bank will also sign Client’s name to and file on Client’s behalf, any declarations, affidavits, certificates of ownership or other documents required to service the Account.

(d)	Pledging of Securities: At Client’s direction, Bank will pledge securities or other property in the Account when required to furnish collateral for loans or advances when Client becomes obligated to Bank, or another financial institution. During the term of any pledge, Client will not give Bank any instructions regarding pledged assets in the Account that would violate the pledge. Any interest due Bank on these obligations may be charged to the Account.

5. STATEMENTS. Bank will furnish Client with periodic statements of assets and transactions.

6. CLIENT INSTRUCTIONS. Bank will make free delivery to third parties of securities or other property in the Account only after receiving written instructions from Client or Agent. Client or Agent must sign any instructions to Bank. If there is more than one account holder, the instructions:

Please check one:

☐	may be signed by any single account holder, unless the Account is maintained by cofiduciaries;

☐	must be signed by all Account holders

This direction will remain in effect until canceled in writing by Client or Agent.

7. FUNDS TRANSFERS. This Custody Agreement does not govern electronic funds transfers. Electronic funds transfers are governed by a Funds Transfer Agreement, Operating Agreement and Security Agreement executed by Client.

8. VALUE OF ASSETS. Client agrees to furnish Bank with the income tax cost basis and dates of acquisition of all assets in the Account to be carried on Bank’s records. Bank has no duty to verify the accuracy of the information furnished by Client or any other third party. If Client fails to furnish the information, Bank will carry the assets at nominal value. Assets purchased in the Account will be carried at cost.

9. FEES. Custodian will receive compensation according to the Fee Schedule attached. Bank will provide written notice of any fee schedule changes and Client agrees that these changes will become effective thirty (30) days after Bank provides Client with written notice.

10. CHARGING THE ACCOUNT. Bank is authorized to charge directly to available funds in the Account its out of pocket expenses as well as the amount necessary for Bank to complete any purchase (including purchase-related expenses), to make any directed disbursement, or take any other necessary action regarding the Account. Bank has no duty to purchase, exchange, or disburse, or to incur any expense, unless the necessary funds are available in the Account. If an overdraft is created in the Account as a result of Client or Agent directions, Bank may charge a fee to the Account. In the event of insufficient funds, Bank may, in its discretion, charge any Wells Fargo Bank account held in Client’s name whether held individually or jointly.

11. LIABILITY OF BANK: INDEMNIFICATION. Bank agrees to perform its duties under this Agreement in good faith and with reasonable care. Bank will not be liable for any act or failure to act carried out in good reliance on any representation of Client, or as a consequence of any instructions of Client or Agent (other than Adviser). Client agrees to indemnify and hold Bank harmless for and against any loss, liability, cost, damages, or expenses (including reasonable attorney’s fees) caused by following Client’s instructions. In no event will Bank be held liable under this Agreement except for the negligence or misconduct of its officers and employees. Bank will not be liable for the acts or omissions of (a) any broker or other agent that Client has directed any securities trade or any other transaction or (b) any broker, depository, or other agent selected by Bank with reasonable care.

12. TERMINATION. This agreement may be terminated at any time by thirty (30) days’ written notice from either party to the other. and all assets in the Account will be delivered according to Client’s instructions. If there is more than one Account holder, the notice:

Please check one:

☐	may be signed by any single Account holder, unless the Account is maintained by cofiduciaries

☐	must be signed by all Account holders

If Client has opened the Account in his or her individual capacity, the Account will terminate when Bank receives legal proof of Client’s incapacity or death. Legal proof includes a court order, specifying that a conservator, or guardian, executor or administrator of Client’s estate has been appointed by a court of competent jurisdiction.

If termination occurs, compensation, if any will be pro-rated to the termination date. ‘Termination date’ means the date when the securities and other property in the Account are delivered in accordance with Client’s termination instructions. Bank will be reimbursed for its reasonable and necessary costs related to termination.

13. USE OF OTHER WELLS FARGO SERVICES. Client authorizes Bank or its subsidiaries or affiliates to provide other services for which Bank may charge the Account fees according to its current schedule of fees pertaining to the services. The services include, but are not limited to, (a) placing orders for the purchase or sale of securities, in which Bank may be a principal in the transaction, through the Bank or through a registered securities brokerage dealer; and (b) using Bank’s wire transfer services.

14. COLLECTIONS. Bank has no duty to enforce collections of any property or income including but not limited to, securities. However, if Bank receives the income, it will be added to the Account.

15. MODIFICATIONS AND AMENDMENTS. Any modification or amendment to this Agreement is effective thirty (30) days after Bank’s written notice to Client.

16. ASSIGNABILITY. Neither party may assign any of its rights hereunder without prior written consent of the other party to this agreement. This agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns.

17. GOVERNING LAW. This Agreement and all transactions under this Agreement will be governed by the laws of the State of California to the extent not preempted by the laws of the United States.

18. EFFECTIVE DATE. This Agreement will be effective                         .

•	SPECIAL INSTRUCTIONS __________________________________________

•	CUSTODY ACCOUNT # (to be provided by Bank)

•	CLIENT ACCEPTANCE:

Signature	Second Signature (if required)

Print Name	Print Name

Date	Date

•	BANK ACCEPTANCE:

Accepted for Wells Fargo Bank, N.A. effective this              day of                     ,              by

Signature	Second Signature

Print Name	Print Name

•	NOTIFICATION ADDRESS:

Wells Fargo Bank, N.A.

c/o Wells Capital Management Incorporated

Account Administration

525 Market Street, 10th Floor

San Francisco, CA 94105

Fax (415) 975-6012

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